Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Tobira Therapeutics, Inc. for the registration of 13,900,793 shares of its common stock and to the incorporation by reference therein of our report dated March 4, 2015, with respect to the financial statements of Tobira Therapeutics, Inc. included in the Form 8-K/A of Tobira Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

June 3, 2015